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Avista Corp. Reports Financial Results for Third Quarter and Year-To-Date 2014, Confirms 2014 Earnings Guidance, Initiates 2015 Earnings Guidance

SPOKANE, Wash. – Nov. 5, 2014, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $10.5 million, or $0.16 per diluted share for the third quarter of 2014, compared to $11.4 million, or $0.19 per diluted share for the third quarter of 2013. Net income from continuing operations attributable to Avista Corp. shareholders for the third quarter of 2014 was $10.5 million or $0.16 per diluted share, compared to $8.5 million or $0.14 per diluted share for the third quarter of 2013. For the nine months ended Sept. 30, 2014, net income attributable to Avista Corp. shareholders was $159.8 million, or $2.59 per diluted share, compared to $79.4 million, or $1.32 per diluted share for the nine months ended Sept. 30, 2013. Net income from continuing operations attributable to Avista Corp. shareholders for the nine months ended Sept. 30, 2014, was $89.2 million or $1.45 per diluted share, compared to $73.9 million or $1.23 per diluted share for the nine months ended Sept. 30, 2013.

“We continue to experience a strong 2014 in terms of achieving the milestones we’ve set for earnings growth and positioning our company. The recent completion of the sale of Ecova and the acquisition of Alaska Electric Light and Power Company (AEL&P) provide the opportunity for continued earnings growth going forward, including exploring new market opportunities in Southeast Alaska,” said Scott Morris, chairman, president and chief executive officer of Avista Corp.

"Avista Utilities' quarterly earnings were slightly below our expectations due to a provision for earnings sharing with our Idaho customers, which was partially offset by the continued focused management of our operating expenses.

"Year-to-date Avista Utilities' earnings were higher than expected due to higher loads for the first nine months, the successful management of our operating expenses and lower income taxes. These increases were tempered by a provision for earnings sharing with our Idaho customers.

"We are excited to have AEL&P as part of our company and we look forward to becoming an integral part of the Juneau community. Our new Alaska operations contributed to our earnings in the third quarter.

"Based on our strong 2014 thus far, and our expectations for the fourth quarter, we are confirming our 2014 earnings guidance with a consolidated range of $3.00 to $3.20 per diluted share. We expect to be in the upper half of this range, including the impacts of the Energy Recovery Mechanism (ERM).

“We are initiating our 2015 earnings guidance with a consolidated range of $1.86 to $2.06, an increase of 4.8 percent over our original 2014 earnings guidance at the midpoint,” Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2014 and the nine months ended (YTD) Sept. 30, 2014, as compared to the respective periods in 2013 are presented in the table below:

($ in thousands, except per-share data)	Q3 2014	Q3 2013	YTD 2014	YTD 2013
Operating Revenues (continuing operations)	$301,558	$289,477	$1,060,716	$1,037,464
Income from Operations (continuing operations)	$32,762	$29,827	$185,835	$166,935
Net Income from continuing operations attributable to Avista Corp. Shareholders	$10,506	$8,450	$89,236	$73,882
Net Income (Loss) from discontinued operations attributable to Avista Corp. Shareholders	$(55)	$2,963	$70,585	$5,529
Total net income attributable to Avista Corp. shareholders	$10,451	$11,413	$159,821	$79,411
Net Income (Loss) attributable to Avista Corp. Shareholders by Business Segment:
Avista Utilities	$10,349	$9,447	$85,030	$76,265
Alaska Electric Light and Power Company	$511	$—	$511	$—
Ecova (Discontinued Operations)	$(55)	$3,040	$70,752	$5,759
Other	$(354)	$(1,074)	$3,528	$(2,613)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corp. Shareholders:
Avista Utilities	$0.16	$0.16	$1.38	$1.27
Alaska Electric Light and Power Company	$0.01	$—	$0.01	$—
Ecova (Discontinued Operations)	$0.00	$0.05	$1.15	$0.09
Other	$(0.01)	$(0.02)	$0.05	$(0.04)
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.16	$0.19	$2.59	$1.32
Earnings per diluted share from Continuing Operations	$0.16	$0.14	$1.45	$1.23
Earnings per diluted share from Discontinued Operations	$0.00	$0.05	$1.14	$0.09
Total earnings per diluted share attributable to Avista Corp. Shareholders	$0.16	$0.19	$2.59	$1.32

Quarterly earnings at Avista Utilities increased slightly due to the implementation of general rate increases in each of our jurisdictions and lower net power supply costs, partially offset by the provision for earnings sharing in Idaho, expected increases in depreciation and amortization, taxes other than income taxes, and an increase in income tax expense.

Earnings at Avista Utilities for the year-to-date increased primarily due to the implementation of general rate increases in each of our jurisdictions and lower net power supply costs, partially offset by the provision for earnings sharing in Idaho. For the year-to-date, our utility earnings also benefited slightly from colder weather. There were also expected increases in other operating expenses, depreciation and amortization and taxes other than income taxes. Avista Utilities' results for 2013 included the net benefit from the settlement with the Bonneville Power Administration.

AEL&P was included in our actual results for the first time in the third quarter of 2014 and contributed to our overall earnings.

Earnings at Ecova increased for the year-to-date due to our sale of Ecova on June 30. The net gain from the sale of $68.0 million is included in the results for Ecova. Excluding the net gain, net income from Ecova's regular operations through the date of the sale were flat compared to the same period in 2013.

Earnings at our other businesses increased for the year-to-date as a result of the settlement of the California power markets litigation, partially offset by a donation to the Avista Foundation and increased costs associated with exploring strategic opportunities. We also had positive earnings at METALfx.

Avista Utilities

Gross Margin - 2014 compared to 2013

On a quarterly basis, operating revenues (exclusive of intra-company revenues between electric and natural gas of $40.9 million in the third quarter of 2014 and $32.1 million in the third quarter of 2013) increased $3.6 million, and resource costs decreased $2.6 million, which resulted in an increase of $6.2 million in gross margin. The gross margin on electric sales increased $6.4 million and the gross margin on natural gas sales decreased $0.2 million. The increase in electric gross margin was primarily due to general rate increases in Washington and Idaho and lower power supply costs, partially offset by a $3.1 million provision for earnings sharing in Idaho and weather that was cooler than the prior year (although warmer than normal), which decreased cooling loads. For the third quarter of 2014, we recognized a pre-tax benefit of $0.4 million under the ERM in Washington compared to an expense of $4.7 million for the third quarter of 2013. This change represents a decrease in net power supply costs primarily due to the Colstrip outage in 2013 and partially due to increased hydroelectric generation in 2014. The decrease in natural gas gross margin was primarily due to a $0.9 million provision for earnings sharing in Idaho, partially offset by general rate increases.

On a year-to-date basis, operating revenues (exclusive of intra-company revenues between electric and natural gas of $104.2 million in the first nine months of 2014 and $105.5 million in the first nine months of 2013) increased $15.0 million and resource costs decreased $9.3 million, which resulted in an increase of $24.3 million in gross margin. The increase in electric gross margin was primarily due to general rate increases in Washington and Idaho and lower power supply costs (due to the Colstrip outage in 2013 and increased hydroelectric generation in 2014), as well as colder weather in the first quarter. This was partially offset by cooler weather (although warmer than normal) in the third quarter and a $6.2 million provision for earnings sharing in Idaho. For the nine months ended Sept. 30, 2014, we recognized a pre-tax benefit of $5.3 million under the ERM in Washington compared to an expense of $0.5 million for the nine months ended Sept. 30, 2013. This change represents a decrease in net power supply costs primarily due to the Colstrip outage in 2013 and partially due to increased hydroelectric generation in 2014. Electric gross margin for 2013 included the net benefit from the settlement with the BPA of $5.1 million. The increase in natural gas gross margin was due to general rate increases, partially offset by a $1.1 million provision for earnings sharing in Idaho. The weather in the first quarter was colder than average and colder than the prior year and this was partially offset by milder weather in the second and third quarters as year-to-date use per customer did not change significantly.

Electric Revenues - 2014 compared to 2013

Electric revenues decreased $33.3 million for the first nine months of 2014, as compared to the first nine months of 2013. Retail electric revenues increased by $12.9 million, wholesale electric revenues increased by $7.0 million, sales of fuel decreased by $37.5 million and other electric revenues decreased by $9.5 million. We also recorded a provision for earnings sharing with our Idaho customers of $6.2 million for the nine months ended Sept. 30, 2014, with $4.3 million representing our estimate for the nine months ended Sept. 30, 2014, and $1.9 million representing an adjustment of our 2013 estimate.

Retail electric revenues increased $12.9 million due to a $22.5 million increase from higher retail rates. This was partially offset by a $9.6 million decrease resulting from lower industrial volumes, partially offset by slightly higher residential and commercial volumes. The increase in revenue per MWh was due to general rate increases and a change in revenue mix, with a greater percentage of retail revenue from residential and commercial customers.

The slight increase in total MWhs sold to residential and commercial customers was primarily due to customer growth. Colder weather in the first quarter was mostly offset by milder weather in the second quarter. Weather in the third quarter was significantly warmer than normal, but cooler than third quarter of 2013. Compared to the nine months ended Sept. 30, 2013, residential electric use per customer decreased 0.7 percent and commercial use per customer decreased 0.4 percent. Cooling degree days at Spokane were 60 percent above average but 11 percent below the nine months ended Sept. 30, 2013.

The decrease in total MWhs sold to industrial customers was primarily due to a contract renewal at a lower volume for one of our largest industrial customers which became effective
July 1, 2013. This did not have an impact on our gross margin or net income.

Wholesale electric revenues increased $7.0 million due to an increase in sales prices (increased revenues $11.3 million), partially offset by a decrease in sales volumes (decreased revenues $4.3 million). The fluctuation in volumes and prices was primarily the result of our optimization activities during the period.

The revenues from sales of fuel decreased $37.5 million due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities.

Other electric revenues decreased $9.5 million primarily due to the receipt of $11.7 million of revenue from the Bonneville Power Administration in the first quarter of 2013 for past use of our electric transmission system.

The 2013 Idaho general rate case settlement includes an after-the-fact earnings test for 2013 and 2014, such that if Avista Corp. earns more than a 9.8 percent return on equity on a consolidated basis for electric and natural gas operations in Idaho, we will share with customers 50 percent of any earnings above the 9.8 percent. In the nine months ended Sept. 30, 2014, we estimated a provision for earnings sharing of $6.2 million for Idaho electric customers with $4.3 million representing our estimate for the nine months ended Sept. 30, 2014 (with $3.1 million recorded during the third quarter), and $1.9 million representing an adjustment of our 2013 estimate.

Natural Gas Revenues - 2014 compared to 2013

Natural gas revenues increased $47.0 million for the first nine months of 2014, as compared to the first nine months of 2013, due to an increase in retail natural gas revenues and wholesale natural gas revenues.

Retail natural gas revenues increased $14.6 million due to a $12.5 million increase from higher retail rates and a $2.1 million increase from higher volumes. Higher retail rates were due to purchased gas adjustments, which passed through higher costs of natural gas, and general rate cases. We sold more retail natural gas in the first nine months of 2014 as compared to the first nine months of 2013 primarily due to customer growth and colder weather in the first quarter, partially offset by milder weather in the second and third quarters. Compared to the nine months ended Sept. 30, 2013, residential natural gas use per customer decreased 0.9 percent and commercial use per customer increased 1.9 percent. Heating degree days at Spokane for the first nine months of 2014 were 6 percent below historical average and 1 percent below the first nine months of 2013. Heating degree days at Medford were 23 percent below historical average for the nine months ended Sept. 30, 2014 and 18 percent below the nine months ended Sept. 30, 2013.

Wholesale natural gas revenues increased $33.9 million due to a $28.0 million increase related to higher prices and a $5.9 million increase from higher volumes. In addition, transportation revenues increased $0.2 million, other gas revenues decreased $0.6 million and we recorded a provision for Idaho earnings sharing of $1.1 million primarily representing our estimate for the nine months ended Sept. 30, 2014 (with $0.9 million recorded during the third quarter).

Utility Resource Costs and Expenses - 2014 compared to 2013 (includes Avista Utilities and AEL&P)

Total utility resource costs decreased $6.3 million, after elimination of intracompany resource costs of $104.2 million for the first nine months of 2014 and $105.5 million for the first nine months of 2013. Avista Utilities' portion of resource costs decreased $9.3 million and this was offset by utility resource costs at AEL&P of $3.0 million. Including intracompany resource costs, Avista Utilities' electric resource costs decreased $51.8 million and natural gas resource costs increased $41.2 million. The decrease in Avista Utilities' electric resource costs was primarily due to the Colstrip outage in 2013 and increased hydroelectric generation in 2014. Specifically, there were decreases in purchased power, fuel for generation and other fuel costs. The increase in natural gas resource costs was primarily due to an increase in natural gas purchased, partially offset by a decrease in natural gas cost amortizations.

Total utility other operating expenses increased $6.4 million partially as a result of AEL&P being included in the third quarter of 2014, which added $3.1 million to other operating expenses. Also, we incurred increased generation, transmission and distribution operating and maintenance expenses and increased outside services. There were also transaction fees associated with the Alaska Energy and Resources Company (AERC) acquisition of $1.3 million in the first nine months of 2014 compared to $0.1 million for the first nine months of 2013. These were partially offset by a decrease in pension and other post-retirement benefits expense.

Utility depreciation and amortization increased $8.4 million driven by additions to utility plant.

Also, the third quarter included $1.3 million related to AEL&P.

Utility taxes other than income taxes increased $4.4 million primarily due to increased production, distribution and transmission property taxes. Also, the third quarter included $0.5 million related to AEL&P.

Alaska Electric Light and Power Company

AERC, AEL&P's direct parent, was acquired on July 1, 2014, and only the results for the third quarter of 2014 are included in the financial statements presented.

AEL&P’s operating revenues were $9.2 million and its resource costs were $3.0 million, which resulted in gross margin of $6.2 million, and it was all related to electric sales. Retail revenues for the current period were derived from sales of electricity affected by weather that was warmer than normal. Electric loads for AEL&P peak in the winter and AEL&P does not have significant cooling loads during the summer. Resource costs are primarily comprised of the costs associated with the Snettisham hydroelectric project.

Ecova - Discontinued Operations

Ecova's net income was $70.8 million for the first nine months of 2014 compared to $5.8 million for the first nine months of 2013. The increase was primarily attributable to the net gain recognized on the sale of Ecova of $68.0 million. Excluding the net gain, net income from Ecova's regular operations through the date of the sale were flat compared to the same period in 2013.

Other Businesses

The net income from these operations was $3.5 million for the first nine months of 2014 compared to a net loss of $2.6 million for the first nine months of 2013. The net income for the first nine months of 2014 was primarily the result of the settlement of the California power markets litigation, where Avista Energy received settlement proceeds and recognized an increase in pre-tax earnings of $15 million. This was partially offset by a pre-tax contribution of $6.4 million of the proceeds to the Avista Foundation.

METALfx had net income of $0.6 million for the first nine months of 2014, compared to net income of $1.1 million for the first nine months of 2013. We incurred approximately $1.7 million (net of tax) of corporate costs, including costs associated with exploring strategic opportunities. Lastly, the non-utility Alaska subsidiaries (AERC and AJT Mining) had net income of less than $0.1 million for the third quarter of 2014.

Liquidity and Capital Resources

We have a committed line of credit with various financial institutions in the total amount of $400.0 million with an expiration date of April 2019. As of Sept. 30, 2014, there were $35.0 million of cash borrowings and $45.6 million in letters of credit outstanding leaving $319.4 million of available liquidity under this line of credit.

AEL&P has a committed line of credit in the amount of $14.5 million with an expiration date of June 2015. As of Sept. 30, 2014, there are no borrowings outstanding under this committed line of credit.

In September 2014, AEL&P issued $75.0 million of 4.54 percent first mortgage bonds due in 2044 to two institutional investors in the private placement market. The proceeds from the AEL&P debt were used to repay approximately $38.0 million of existing AEL&P debt and the remainder of the proceeds were paid as a cash dividend to Avista Corp. associated with rebalancing the consolidated capital structure at AERC. In addition to the first mortgage bonds, we expect to issue $15.0 million in term loans at AERC during the fourth quarter of 2014.

In October 2014, we entered into a bond purchase agreement with three institutional investors in the private placement market for the issuance and sale of $60.0 million of Avista Corp. first mortgage bonds that are expected to be issued in December 2014. The first mortgage bonds will bear an interest rate of 4.11 percent and mature in December 2044.

In the nine months ended Sept. 30, 2014, we issued $153.5 million (net of issuance costs) of common stock which includes $150.1 million associated with the acquisition of AERC and the remainder under the dividend reinvestment and direct stock purchase plan and employee plans. We do not expect to issue any additional shares in 2014, other than those under the dividend reinvestment and direct stock purchase plan and employee plans.

On July 7, 2014, we commenced a stock repurchase program to repurchase up to 4 million shares of our outstanding common stock. The program will expire on Dec. 31, 2014, and we have the option to terminate the program before that date. Through Oct. 31, 2014, we have repurchased 2,530,000 shares at a total cost of $79.9 million and an average cost of $31.57 per share.

For 2015, we expect to issue approximately $100 million of long-term debt and approximately $30 million of common stock in order to maintain an appropriate capital structure.

Avista Utilities' capital expenditures were $228.7 million for the nine months ended Sept. 30, 2014. We expect Avista Utilities' capital expenditures to be about $355 million in 2014, $355 million in 2015 and $350 million in 2016. AEL&P's capital expenditures were $1.1 million for the three months ended Sept. 30, 2014. We expect to spend approximately $3 million for 2014 (from July 1 through the end of the year) and $15 million for each of 2015 and 2016 related to capital expenditures at AEL&P.

2014 Earnings Guidance and Outlook

We are confirming our 2014 consolidated earnings guidance range of $3.00 to $3.20 per diluted share. We expect to be in the upper half of this range, including the impacts of the ERM. The guidance includes the dilutive impact from issuing 4.5 million shares of common stock on July 1, 2014, for the AERC acquisition, as well as our current expectation to repurchase approximately 4 million shares of common stock through our repurchase program by Dec. 31, 2014.

We expect Avista Utilities to contribute in the range of $1.79 to $1.94 per diluted share for 2014. We expect to be in the upper half of this range, including the impacts of the ERM. In 2014, we expect to be in a benefit position under the ERM within the 75 percent customers/25 percent company sharing band. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

We expect AEL&P to contribute in the range of $0.03 to $0.04 for the second half of 2014. Historically, AEL&P achieves approximately two-thirds of its earnings during the first half of the year and one-third during the second half. Our outlook for AEL&P assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

We expect Ecova's six months of earnings and the net gain on the sale to contribute in the range of $1.13 to $1.15 per diluted share for 2014.

We expect the other businesses to contribute between $0.05 to $0.07 per diluted share, which includes $0.09 of net earnings from the California power markets litigation settlement, net of the Avista Foundation contribution. It also includes the costs associated with exploring strategic opportunities.

2015 Earnings Guidance and Outlook

Avista is initiating its 2015 guidance for consolidated earnings to be in the range of $1.86 to $2.06 per diluted share.

We expect Avista Utilities to contribute in the range of $1.81 to $1.95 per diluted share for 2015. As compared to 2014, we expect our 2015 earnings from Avista Utilities to be positively impacted by general rate increases. We expect our 2015 earnings from Avista Utilities to continue to be limited by slow load growth and a growth in operating expenses. Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our guidance range for Avista Utilities does not include any benefit or expense under the ERM. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation. It is important to note that our guidance assumes implementation of the settlement in our Washington general rate case on Jan. 1, 2015. This settlement is subject to approval by the Washington Utilities and Transportation Commission.

For 2015, we expect AEL&P to contribute in the range of $0.08 to $0.12 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation, temperatures and hydroelectric generation.

We expect the other businesses to be between a loss of $0.01 and a loss of $0.03 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions, impairments or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Nov. 5, 2014, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 708-4539,

Confirmation number: 38233728. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 11, 2014. Call (888) 843-7419, confirmation number 38233728#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 368,000 customers and natural gas to 325,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. Alaska Energy and Resources Company is an Avista subsidiary that, through its subsidiary Alaska Electric Light and Power Company, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect both energy demand and electric generating capability, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar effects on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs and discretion over allowed return on investment; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency and/or conservation measures; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales including related energy commodity derivative instruments that we rely upon to hedge our wholesale energy risks; the outcome of pending legal proceedings arising out of the “western energy crisis” of 2000 and 2001, specifically related to the Pacific Northwest refund proceedings; the outcome of legal proceedings and other contingencies; changes in environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, avalanches or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission and distribution systems or other operations; public injuries or damage arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; cyber attacks or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term global and our utilities' service area climates, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services or disruptions to the supply chain; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and restrictive covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on employee injury costs and health insurance provided to our employees and retirees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent that we recover interest costs through utility operations; potential difficulties in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety and other laws and regulations that affect our operations and costs; our ability to fully collect the indemnification escrow amounts because of information that was covered under management's representations and warranties related to the Ecova sale which could be inaccurate or incomplete at the time of sale, or because of new information which could be identified subsequent to the sale date, and adverse impacts to our Alaska operations because a majority of the hydroelectric power generation for such operations is provided by a single facility that is subject to a long-term power purchase agreement; hence any issues that negatively affect this facility’s ability to generate or transmit power, any decrease in the demand for the power generated by this facility or any loss by our subsidiary of its contractual rights with respect thereto or other adverse effect thereon could negatively affect our Alaska operations' financial results.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Year-to-Date
	2014	2013	2014	2013
Operating revenues	$301,558	$289,477	$1,060,716	$1,037,464
Operating expenses:
Utility resource costs	131,588	131,136	481,007	487,277
Other operating expenses	82,760	79,808	227,709	229,796
Depreciation and amortization	33,448	29,994	95,652	87,319
Utility taxes other than income taxes	21,000	18,712	70,513	66,137
Total operating expenses	268,796	259,650	874,881	870,529
Income from continuing operations	32,762	29,827	185,835	166,935
Interest expense, net of capitalized interest	17,543	18,465	53,562	55,504
Other income - net	(2,608)	(488)	(8,263)	(4,439)
Income from continuing operations before income taxes	17,827	11,850	140,536	115,870
Income tax expense	7,301	3,367	51,274	41,929
Net income from continuing operations	10,526	8,483	89,262	73,941
Net income (loss) from discontinued operations	(55)	3,448	70,772	6,821
Net income	10,471	11,931	160,034	80,762
Net income attributable to noncontrolling interests	(20)	(518)	(213)	(1,351)
Net income attributable to Avista Corp. shareholders	$10,451	$11,413	$159,821	$79,411

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (continued) (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Year-to-Date
	2014	2013	2014	2013
Amounts attributable to Avista Corp. shareholders:
Net income from continuing operations attributable to Avista Corp. shareholders	$10,506	$8,450	$89,236	$73,882
Net income (loss) from discontinued operations attributable to Avista Corp. shareholders	(55)	2,963	70,585	5,529
Net income attributable to Avista Corp. shareholders	$10,451	$11,413	$159,821	$79,411
Weighted-average common shares outstanding (thousands), basic	63,934	59,994	61,413	59,933
Weighted-average common shares outstanding (thousands), diluted	64,244	60,032	61,625	59,964
Earnings per common share attributable to Avista Corp. shareholders, basic:
Earnings per common share from continuing operations	$0.16	$0.14	$1.45	$1.23
Earnings per common share from discontinued operations	—	0.05	1.15	0.09
Total earnings per common share attributable to Avista Corp. shareholders, basic	$0.16	$0.19	$2.60	$1.32
Earnings per common share attributable to Avista Corp. shareholders, diluted:
Earnings per common share from continuing operations	$0.16	$0.14	$1.45	$1.23
Earnings per common share from discontinued operations	—	0.05	1.14	0.09
Total earnings per common share attributable to Avista Corp. shareholders, diluted	$0.16	$0.19	$2.59	$1.32
Dividends declared per common share	$0.3175	$0.305	$0.9525	$0.915
Issued November 5, 2014

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	September 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$10,391	$82,574
Accounts and notes receivable	124,550	221,343
Investments and funds held for clients	—	96,688
Other current assets	130,263	149,074
Total net utility property	3,537,974	3,202,425
Other non-current assets	152,206	240,437
Regulatory assets for deferred income taxes	64,322	71,421
Regulatory assets for pensions and other postretirement benefits	151,647	156,984
Other regulatory assets	134,913	126,173
Other deferred charges	30,080	14,804
Total Assets	$4,336,346	$4,361,923
Liabilities and Equity
Accounts payable	$82,366	$182,088
Current portion of long-term debt and capital leases	6,471	358
Current portion of nonrecourse long-term debt of Spokane Energy	5,666	16,407
Short-term borrowings	35,000	171,000
Client fund obligations	—	99,117
Other current liabilities	141,316	156,370
Long-term debt and capital leases	1,412,211	1,272,425
Nonrecourse long-term debt of Spokane Energy	—	1,431
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	—	46,000
Regulatory liability for utility plant retirement costs	254,162	242,850
Pensions and other postretirement benefits	95,037	122,513
Deferred income taxes	640,260	535,343
Other non-current liabilities and deferred credits	120,553	130,318
Total Liabilities	2,844,589	3,027,767
Redeemable Noncontrolling Interests	—	15,889
Equity
Avista Corporation Shareholders' Equity:
Common stock (62,838,628 and 60,076,752 outstanding shares)	1,007,764	896,993
Retained earnings and accumulated other comprehensive loss	484,444	401,273
Total Avista Corporation Shareholders' Equity	1,492,208	1,298,266
Noncontrolling interests	(451)	20,001
Total Equity	1,491,757	1,318,267
Total Liabilities and Equity	$4,336,346	$4,361,923
Issued November 5, 2014

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)

	Third Quarter		Year-to-Date
	2014	2013	2014	2013
Avista Utilities
Retail electric revenues	$182,992	$181,078	$559,672	$546,751
Retail kWh sales (in millions)	2,140	2,164	6,505	6,617
Retail electric customers at end of period	367,626	363,558	367,626	363,558
Wholesale electric revenues	$35,209	$24,104	$108,096	$101,065
Wholesale kWh sales (in millions)	915	623	3,015	3,135
Sales of fuel	$10,647	$29,088	$56,826	$94,348
Other electric revenues	$7,051	$6,047	$20,533	$30,088
Provision for electric earnings sharing	$(3,080)	$—	$(6,184)	$—
Retail natural gas revenues	$30,172	$28,719	$211,158	$196,578
Wholesale natural gas revenues	$58,052	$38,439	$167,471	$133,573
Transportation and other natural gas revenues	$3,294	$3,587	$11,328	$11,721
Provision for natural gas earnings sharing	$(914)	$—	$(1,053)	$—
Total therms delivered (in thousands)	211,755	176,014	718,851	698,505
Retail natural gas customers at end of period	325,479	321,436	325,479	321,436
Intracompany revenues	$40,868	$32,139	$104,163	$105,455
Income from operations (pre-tax)	$32,048	$29,657	$177,653	$167,648
Net income attributable to Avista Corp. shareholders	$10,349	$9,447	$85,030	$76,265
Alaska Electric Light and Power Company
Revenues	$9,157	$—	$9,157	$—
Income from operations (pre-tax)	$1,273	$—	$1,273	$—
Net income attributable to Avista Corp. shareholders	$511	$—	$511	$—
Ecova - Discontinued Operations
Revenues	$—	$46,398	$87,534	$133,365
Net income attributable to Avista Corp. shareholders	$(55)	$3,040	$70,752	$5,759
Other
Revenues	$10,296	$11,004	$29,225	$30,145
Income (loss) from operations (pre-tax)	$(559)	$170	$6,909	$(713)
Net income (loss) attributable to Avista Corp. shareholders	$(354)	$(1,074)	$3,528	$(2,613)
Issued November 5, 2014